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                                                                     Exhibit 3.1


                           ARTICLES OF INCORPORATION
                                      OF
                      MOUNTAINBANK FINANCIAL CORPORATION


          The undersigned entity hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina as contained in Chapter 55 of the General Statutes of North Carolina and the several amendments thereto, and to that end hereby does set forth that:

          1.   The name of the corporation is MOUNTAINBANK FINANCAL CORPORATION.

          2. The corporation shall have authority to issue Ten Million (10,000,000) shares of stock, all of one class and having a par value of $4.00 per share.

          3. The street address of the initial registered office of the corporation is 201 Wren Drive, Hendersonville, North Carolina 28792 (Henderson County), its mailing address at that location is Post Office Box 1149, Hendersonville, North Carolina 28793, and the name of the initial registered agent at those addresses is J. W. Davis.

          4. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

          5. The name of the incorporator is MountainBank and the mailing address of the incorporator is 207 Wren Drive, Hendersonville, North Carolina 28792.

          IN TESTIMONY WHEREOF, the undersigned has caused this instrument
properly to be executed in its name, this the     11th     day of January, 2001.
                                              ------------


                                    MOUNTAINBANK


                                    By: S/ Gregory L. Gibson
                                        ---------------------------------------
                                           Gregory L. Gibson
                                           Senior Vice President and
                                             Chief Financial Officer